UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 15, 2009

RAM ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 663-2800

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, RAM Energy Resources, Inc. (the “Company”) received a letter from The Nasdaq Stock Market notifying the Company that for the 30 consecutive business days preceding the date of the letter the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2). This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Nasdaq letter, or until March 15, 2010, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during the 180-day compliance period; however, Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If the Company is not deemed in compliance with the $1.00 per share minimum bid price requirement before the expiration of the 180-day compliance period, it will be afforded an additional 180-day compliance period, provided that on the 180th day of the first compliance period, the Company demonstrates that it meets all applicable standards for initial listing on The Nasdaq Capital Market (except the bid price requirement) based on the Company's most recent public filings and market information. If compliance is not regained within the initial 180-day compliance period and the Company does not qualify for the second 180-day compliance period, or if the Company qualifies for the second 180-day compliance period but fails to regain compliance within such period, then in either event Nasdaq will notify the Company of its determination to delist the Company’s common stock, which decision may be appealed through various stages of review within Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM ENERGY RESOURCES, INC.
(Registrant)

September 21, 2009	By: /s/G. Les Austin
Name: G. Les Austin
Title: Senior Vice President and Chief Financial Officer